Exhibit 99.1

NEWS RELEASE	Susquehanna Bancshares, Inc. 26 North Cedar Street Lititz, PA 17543-7000 Tel 717-626-4721 Fax 717-626-1874

INVESTOR RELATIONS CONTACT:

Carl D. Lundblad, Senior Vice President

(717) 625-6305, ir@susquehanna.net

MEDIA CONTACT:

Stephen Trapnell, Director of Corporate Communications

(717) 625-6548, communications@susquehanna.net

Susquehanna Bancshares, Inc. Announces Accelerated Payment

of First Quarter 2013 Dividend

FOR IMMEDIATE RELEASE: LITITZ, PA, December 11, 2012: The board of directors of Susquehanna Bancshares, Inc. (Susquehanna) (NASDAQ: SUSQ) has declared a dividend of $0.07 per common share for the first quarter of 2013. Payment of the dividend will be accelerated and will occur in the fourth quarter of 2012. The dividend will be payable on December 31, 2012 to shareholders of record December 21, 2012.

“We are accelerating the payment of our first-quarter dividend due to the potential for change in tax rates that would apply to dividends in 2013,” said William J. Reuter, Chairman and Chief Executive Officer of Susquehanna. “Our board considers the dividend on a quarterly basis, and we are pleased to take this step to ensure that we are providing returns to our shareholders in an efficient manner.”

Susquehanna is a financial services holding company with assets of more than $18 billion. Headquartered in Lititz, Pa., the company provides banking and financial services at 261 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning and private banking services, with approximately $7.8 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. Investor information is available through Susquehanna’s Web site at www.susquehanna.net.

# # #